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                                                                    EXHIBIT 99.1

N E W S   B U L L E T I N
        FROM:
                                           [LOGO OF SIZZLER]

                                      RE:  SIZZLER INTERNATIONAL, INC.
                                           6101 W. Centinela Ave., Suite 200
The Financial Relations Board              Culver City, CA 90230
-----------------------------              (310) 568-0135
 B S M G   W O R L D W I D E               NYSE: SZ


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AT THE COMPANY:                                          AT THE FINANCIAL RELATIONS BOARD:
Charles Boppell            Kim Forster                   Haris Tajyar              Tricia Ross
President and CEO          Vice President, Planning      General Information       Investor Contact
(310) 568-0135             (310) 568-0135                (310) 442-0599            (310) 442-0599
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FOR IMMEDIATE RELEASE
March 27, 2001

                  SIZZLER INTERNATIONAL REPORTS RESIGNATION OF
                  PRESIDENT AND CEO OF SIZZLER USA SUBSIDIARY

             Thomas Metzger Resigns Due to Family Responsibilities

            Charles L. Boppell, President and CEO of Parent Company Sizzler International Inc., to Assume Responsibilities in Interim

CULVER CITY, CA--March 27, 2001--Sizzler International, Inc. (NYSE: SZ) ) today reported that Thomas E. Metzger has resigned his position as President and CEO of Sizzler USA following his father's recent death which has required Mr. Metzger's full attention to his family and family businesses. Charles L. Boppell, President and CEO of Sizzler International Inc., will assume Mr. Metzger's duties until a replacement is appointed.

"We would like to express our appreciation to Tom Metzger for his service to the
Sizzler organization," said Mr. Boppell.   "Tom played a key role in
successfully repositioning the Sizzler concept as a quality grill and steakhouse. With Tom at the helm, we upgraded steak quality, improved cooking methods and updated training programs for all restaurant employees. During his tenure, we also improved the quality of the Sizzler customer experience by instituting a wide-scale remodeling effort, which has recently been completed. We wish Tom and his family health and prosperity for their future and thank him for his contributions to Sizzler," concluded Mr. Boppell.

                                    -more-

Financial Relations Board, Inc. serves as financial relations counsel to this company is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities

About Sizzler

Sizzler International, Inc. operates, franchises or joint ventures 347 Sizzler(R) restaurants worldwide, in addition to 104 KFC(R) restaurants primarily located in Queensland, Australia and 10 Oscar's in the southwest United States.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Sizzler intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

For more information on Sizzler International, Inc. via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code "SZ."


                                    -more-

Financial Relations Board, Inc. serves as financial relations counsel to this company is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities